Exhibit 11.2

Rezolve AI Board Code of Ethics.

Modern directorship is increasingly challenging. It involves more than simply complying with the law or applying specialist knowledge and expertise. Directors are expected to define and embed the values of their organisation and apply high ethical standards. They must apply judgement to complex situations in which competing interests, both personal and organisational, as well as the rights and interests of various stakeholders, must be prioritised and balanced. In such scenarios, identifying the right way forward is not always straightforward. Furthermore, given their shared legal responsibility for the organisation, directors are often subject to a high level of public scrutiny – both from within the organisation and in the media. Increasingly, director conduct is a source of business and reputational risk for both organisations and individual directors. This Code helps directors to fulfil their responsibilities by providing a clearly articulated statement of what good conduct looks like. As they navigate difficult and complex situations, the Code helps directors to clarify their thinking, with positive implications for themselves, their organisational culture and society as a whole. Our Code of Conduct for Directors is required to be signed by each Director of Rezolve. Our Directors are also bound by the provisions of the Rezolve Code of Conduct.

Our Code of Ethics for Directors draws guidance from the UK IOD (Institute of Directors), tailored to meet the requirements of our listing on NASDAQ. The Code is structured around six key Principles of Director Conduct (‘Principles’).

1.	Leading by example: Demonstrating exemplary standards of behaviour in personal conduct and decision-making.

2.	Integrity: Acting with honesty, adhering to strong ethical values, and doing the right thing.

3.	Transparency: Communicating, acting, and making decisions openly, honestly, and clearly.

4.	Accountability: Taking personal responsibility for actions and their consequences.

5.	Fairness: Treating people equitably, without discrimination or bias.

6.	Responsible business: Integrating ethical and sustainable practices into business decisions, considering societal and environmental impacts.

Principle 1 | Leading by example: Demonstrating exemplary standards of behaviour in personal conduct and decision-making.

Leading by example requires exemplary behaviour embodying and promoting values and challenging poor behaviour. We Abide with relevant laws and regulations, act in good faith and uphold high ethical standards. We show open and accurate communication about decision making and actions. We understand our responsibilities and provide honest account of our conduct. Our decisions are based on impartiality, consistency, and merit, aiming for long-term sustainable business success.

As a director, I undertake to:

•	Exhibit high standards of personal conduct and professionalism.

•	Consider the impact of my behaviour on employees, fellow directors, and other stakeholders.

•	Avoid behaviour which might adversely affect the reputation of my organisation, or which contradicts its values.

•	Treat everyone with respect, dignity, and consideration.

•	Devote sufficient time and attention to my role as a director.

•	Ensure that I attend all meetings on time and have undertaken the necessary preparation.

•	Strive to develop my own competency and encourage that in others.

Outcomes: You will gain respect and trust as an authentic leader, where your actions align with your words. You will inspire and influence others to emulate your positive behaviours. This in turn builds loyalty, confidence in your leadership and helps build sustainable business relationships.

Principle 2 | Integrity: is about consistently doing what is right.

You should abide with relevant laws and regulations, act in good faith and uphold high ethical standards. Your decisions should prioritise the interests of the organisation over personal gain, and balance organisational objectives with the interests of key stakeholders.

As a director, I undertake to:

•	Comply with the letter and spirit of applicable law and be willing to cooperate fully with regulatory authorities.

•	Deal honestly with all parties.

•	Place the interests of the organisation and its societal impact above my personal interests.

•	Be alert to perceived conflicts of interest and manage them when they arise.

•	Abide by the provisions of the securities laws that impose restrictions on an individual who uses “inside information” for his/her own benefit or discloses it to others for their use.

•	Voice constructive challenge and disagreement on matters of concern.

•	Challenge words, behaviour or attitudes that fall below expectations.

•	Adhere to collective responsibility for agreed decisions.

•	Be prepared to resign from the board if a matter of conscience, judgement or good governance cannot be remediated through good business practices.

•	Safeguard confidential information unless appropriate disclosure has been authorised, and not make improper use of information.

Outcomes: Integrity will foster trust and respect from others and cultivate an atmosphere of honest and open communication. By demonstrating integrity, you not only promote a healthy organisational culture but also strengthen the collective commitment to achieving shared goals and objectives. This helps you build strong stakeholder relationships thereby enhancing organisational performance and reputation.

Principle 3 | Transparency: Communicating, acting, and making decisions openly, honestly, and clearly.

Transparency involves being open about your decisions and actions. It entails providing accurate, timely and consistent information to stakeholders, demonstrating that your decisions are fair and reasonable.

As a director, I undertake to:

•	Be open and transparent to the rest of the board and relevant stakeholders in respect of anything that might be perceived as affecting my objectivity (such as a conflict of interest).

•	Promote an open business culture which does not cover up wrong-doing or mistakes.

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Encourage the adoption of ‘speak up’ mechanisms which enable employees and other relevant stakeholders to report concerns about any misconduct or actions that are not aligned to the organisation’s values.

•	Communicate with stakeholders in a straightforward and accessible manner, providing proactive, relevant, and timely information.

•	Be candid with stakeholders about the limits of transparency (such as information of a commercially sensitive nature).

•	Rezolve’s books and records must accurately and fairly represent all communications about the Board’s decision-making process and the proceedings of its Board and committees.

Outcomes: Transparency builds trust, credibility, and confidence. By demonstrating the rationale behind your decision-making, you will promote clarity and understanding, enabling positive relationships and effective collaboration with key stakeholders. Transparency helps you to create a culture where openness is valued and practised.

Principle 4 | Accountability: Taking personal responsibility for actions and their consequences.

accountable means you are answerable for the decisions and actions you take in fulfilling your duties as a director. This includes subjecting your actions and decisions to scrutiny and being prepared to provide an honest and transparent account of your conduct.

As a director, I undertake to:

•	Comply with my legal duties to the organisation, fulfil my delegated responsibilities, and take personal responsibility for my actions.

•	Be open to feedback and, where applicable, make improvements based upon that feedback.

•	Oversee and hold management to account.

•	Understand the legitimate expectations of shareholders and other relevant stakeholders and engage appropriately with them.

•	Seek independent advice on matters of concern at an early stage and, where appropriate, call for action to protect the interests of creditors if the organisation is struggling financially.

•	Reflect on whether I have the knowledge and skills required to fulfil my role as a director and, where appropriate, decline to serve on a board.

Outcomes: Accountability will improve the quality of your decision-making and is essential in maintaining the trust and confidence of stakeholders. Commitment to accountability will cement your reputation as a trusted fiduciary and help build the governance standing of your organisation.

Principle 5 | Fairness: Treating people equitably, with no discrimination or bias.

Fairness encompasses making decisions impartially, consistently and based on merit, while providing justification for your decisions. It involves you being inclusive and treating everyone with respect, dignity, and consideration. Fairness is essential for nurturing a culture where diversity is welcomed, and all individuals have the chance to excel and realise their potential.

As a director, I undertake to:

•	Make decisions on an objective and evidence-based basis.

•	Recognise and respect the legitimate interests of relevant stakeholders – including customers, employees, investors, and suppliers.

•	Promote equality of opportunity in all business activities.

•	Encourage the fair treatment of suppliers.

•	Promote diversity of thought, by being open to differing ideas and views.

•	Engender an inclusive culture where all employees can bring their best selves to work.

•	Share credit with those contributing to successful outcomes and provide constructive feedback where performance does not meet expected standards.

•	Advocate for reward and recognition structures that are fair, encourage ethical behaviour and support a longer-term perspective.

Outcomes: By demonstrating fairness, you will build and maintain confidence in your decision-making and foster a sense of loyalty amongst colleagues and stakeholders. Ensuring that your decisions are made impartially and based on merit helps you create an environment where everyone has equal opportunity. Fairness leads to an inclusive environment where everyone feels valued and respected, with positive consequences for sustainable business success.

Principle 6 | Responsible business: integrating ethical and sustainable practices into business decisions, considering societal and environmental impacts.

Responsible Business entails acknowledging that the scope of your responsibilities extends beyond your organisation and can have a broader impact on society and planet. This involves ensuring environmentally safe, ethical, and equitable working conditions and products. Responsible Business requires you to align strategic objectives with creating favourable outcomes for stakeholders over the longer term. This includes focusing on sustainable growth and striking a balance between financial performance and societal impact.

As a director, I undertake to:

•	Consider the consequences of my decisions for society, local communities, and the environment.

•	Avoid prioritising the short-term financial interests of shareholders above the longer-term interests of the organisation.

•	Promote high business standards across the supply chain, particularly regarding employment conditions and environmental impact.

•	Reject corrupt business practices.

•	Advocate for an organisational culture which values diversity and inclusion.

Outcomes: By linking the success of your organisation to that of wider society and the environment, you will contribute to a more sustainable and equitable future. This will resonate with stakeholders, leading to enhanced trust and confidence in your leadership, setting a foundation for enduring relationships with customers, employees, and the communities in which you operate.

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